Exhibit 5.1

140 Scott Drive Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
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	London	San Francisco
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	Milan	Singapore
April 14, 2008	Moscow	Tokyo
	Munich	Washington, D.C.

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

Re:	Corcept Therapeutics Incorporated

Ladies and Gentlemen:

We have acted as special counsel to Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”), in connection with resale from time to time by Kingsbridge Capital Limited (the “Selling Stockholder”) of up to 9,646,159 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued and sold at the discretion of the Company to the Selling Stockholder under a Common Stock Purchase Agreement dated as of March 25, 2008 (the “Purchase Agreement”), and 330,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants held by the Selling Stockholder (the “Warrants”) in connection with the Purchase Agreement. The Shares and Warrant Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2008 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (a) the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Purchase Agreement, will be validly issued, fully paid and nonassessable, and (b) the issue and sale of the Warrant Shares have been

April 14, 2008

duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Warrants, will be validly issued, fully paid and nonassessable.

We bring your attention to the fact that Latham & Watkins LLP and certain of the attorneys in this firm who have rendered, and will continue to render, legal services to the Company hold shares and warrants exercisable for shares of Common Stock representing in the aggregate less than one percent of the Company’s common stock outstanding immediately prior to the filing of the Registration Statement.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP